Exhibit 99.1

To: Directors and Section 16 officers of Nordstrom, Inc. (“Nordstrom” or the “Company”)

From: Ann Munson Steines, Chief Legal Officer, General Counsel and Corporate Secretary

Date: April 21, 2025

Re: Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

As you are aware, Company shareholders will vote on a proposal to approve the Agreement and Plan of Merger dated as of December 22, 2024, by and among Nordstrom, Norse Holdings, Inc. and Navy Acquisition Co. Inc. (the “Merger Agreement” and the merger of Navy Acquisition Co. Inc. with and into Nordstrom, the “Merger”) at a special meeting scheduled to take place on May 16, 2025. This notice is intended to alert you of restrictions on your ability, directly or indirectly, to buy, sell or transfer the Company’s common stock (together with any derivative security thereof including options, “Company Stock”) that will apply in connection with the anticipated closing of the Merger.

Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC Regulation Blackout Trading Restriction (“Regulation BTR”), the Company is notifying you of upcoming restrictions on your ability to engage in certain activities regarding Company Stock. These restrictions are mandated by SOX in the event of a blackout period impacting the Nordstrom 401(k) Plan (the “Plan”), which includes the Nordstrom Stock Fund as an investment option. The blackout period may be necessary to ensure that all transactions in Company Stock in the Nordstrom Stock Fund under the Plan are fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the administrator of the Plan can process certain actions relating to the removal of the Nordstrom Stock Fund as an investment option in the Plan. During the blackout period, the Plan will restrict the ability of participants who have shares of Company common stock in their Plan accounts to complete certain transactions including loans, withdrawals and distributions, as well as make any exchanges or transfers to the extent those transfers involve the Nordstrom Stock Fund.

Assuming solely for the purposes of calculating the length of the blackout period that the Merger closes during the week of May 18, 2025, the blackout period would begin at 4:00 p.m. Eastern Time on May 15, 2025 and end during the week of May 18, 2025) (the “blackout period”). However, because the actual closing of the Merger is not known at this time, the Company is currently unable to determine the exact dates for the blackout period.

During the blackout period, whether or not you participate in the Plan or have a balance invested in the Nordstrom Stock Fund, pursuant to SOX Section 306(a) and Regulation BTR, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Company Stock that was acquired in connection with your service or employment as a director or executive officer of the Company. This trading prohibition includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations, or trusts in which you have a pecuniary interest). There are limited exceptions to SOX Section 306(a) and Regulation BTR for certain transactions in Company Stock, such as bona fide gifts, transfers pursuant to a domestic relations order, and certain qualified Rule 10b5-1 trading plan transactions. Because these exemptions are narrow, please contact me before engaging in any transactions involving Company Stock during the blackout period.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Please note that the trading prohibitions implemented because of the blackout period are separate from, and in addition to, any other restrictions on trading Company Stock currently applicable to you, including the Company’s Insider Trading Policy.

Inquiries concerning the blackout period, including whether the blackout period has begun or ended, may be directed without charge to:

Nordstrom, Inc. 1617 Sixth Avenue, Seattle, Washington 98101

Telephone Number: (206) 628-2111

Attention: Ann Munson Steines, Chief Legal Officer, General Counsel and Corporate Secretary